EXHIBIT 1.1

NATIONAL CITY CORPORATION

Floating Rate Senior Notes Due June 16, 2010

TERMS AGREEMENT

Dated: June 9, 2005

To:	National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114-3484

Re:	Underwriting Agreement dated March 10, 2004

Dear Sirs:

     We understand that National City Corporation, a Delaware corporation (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of its senior debt securities (the “Senior Debt Securities”). This Agreement is the Terms Agreement referred to in the underwriting agreement dated March 10, 2004 (the “Underwriting Agreement”). Subject to the terms and conditions set forth herein and in the Underwriting Agreement, the Underwriter named below (the “Underwriter”) agrees to purchase the principal amount of Senior Debt Securities set forth opposite its name below at the purchase price set forth under “Purchase Price” below.

Principal
Amount of
Name of	Debt
Underwriter	Securities

Goldman, Sachs & Co.	$300,000,000

The Senior Debt Securities shall have the following terms:

Title of securities: Floating Rate Senior Notes Due June 16, 2010

Principal amount to be issued: $300,000,000

Senior or Subordinated: Senior

CUSIP: 635405AR4

ISIN: US635405AR45

Common Code: 022257137

Currency: U.S. Dollars

Current ratings:	Moody’s Investors Service, Inc.: A1 (Stable) Standard & Poor’s Ratings Services: A (Stable)

Original issue date: June 16, 2005

Interest rate: Three month LIBOR plus 0.17%

Designated LIBOR page: Moneyline Telerate, Inc. page 3750

LIBOR Currency: U.S. dollars

Initial interest rate: To be determined as if the original issue date were an interest reset date.

Interest payment dates: March 16, June 16, September 16 and December 16 of each year, commencing September 16, 2005.

Interest reset period: Quarterly

Interest reset dates: March 16, June 16, September 16 and December 16 of each year, commencing September 16, 2005.

Interest determination date: Two London Banking Days prior to the interest reset date. “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Business Day convention: If any interest payment date, other than the date of maturity, falls on a day that is not a Business Day, the interest payment date will be the next day that is a Business Day, except if that Business Day is in the next succeeding calendar month, the interest payment date will be the immediately preceding Business Day. If the date of maturity of the Senior Debt Securities falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on the Senior Debt Securities or such payment will accrue for the period from and after the date of maturity. If any interest reset date falls on a day that is not a Business Day, the interest reset date will be postponed to the next day that is a Business Day, except if that Business Day is in the next succeeding calendar month, the interest reset date will be the next preceding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday (as defined in the Senior Indenture, dated as of March 17, 2004, between the Company and The Bank of New York, as trustee, relating to the Senior Debt Securities) nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in the City of New York.

Day count convention: Actual/360

Date of maturity: June 16, 2010

Redemption provisions: None

Sinking fund requirements: None

Initial public offering price: 99.95377% of the principal amount of the Senior Debt Securities, plus accrued interest from June 16, 2005

Underwriting Discount: 0%

Purchase Price: 99.95377% of the principal amount of the Senior Debt Securities, plus accrued interest from June 16, 2005

Listing requirement: None

Conversion provisions: None

Closing date and location: June 16, 2005 at the offices of Sidley Austin Brown & Wood llp, New York, New York

Additional representations, if any: None

Lock-up provisions: The Company may not issue, without the consent of the Underwriter, any other debt securities between the date hereof and the Closing Time (as that term is defined in the Underwriting Agreement).

Other terms and conditions:

Solely with respect to the Senior Debt Securities being purchased pursuant this Terms Agreement, Section 5(d) of the Underwriting Agreement is amended to read as follows:

“(d) At the applicable Closing Time, you shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to you, to the effect that (i) they are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the 1933 Act and the applicable published rules and regulations thereunder; (ii) in their opinion, the consolidated financial statements audited by them and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the related published rules and regulations with respect to registration statement Form S-3 and the 1934 Act and 1934 Act Regulations; (iii) based upon limited procedures set forth in detail in such letter, nothing has come to their attention which causes them to believe that (A) the unaudited financial statements and supporting schedules of the Company and its subsidiaries included in the Registration Statement and Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the 1934 Act and the 1934 Act Regulations or are not fairly presented in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Registration Statement, (B) at a specified date not more than three days prior to the date of such letter, there has been any change in the capital stock of the Company or any increase in the consolidated long term debt of the Company and its subsidiaries or any decrease in the total earning assets or total assets of the Company and its subsidiaries, in each case as compared with the amounts shown in the most recent balance sheet included in the Registration Statement or, during the period from a specified date not more than three days prior to the date of such letter, there were any decreases, as compared with the corresponding period in the preceding year, in net interest income, net interest income after provision for loan loss, non-interest income, net income or net income per share of the Company and its subsidiaries as compared with the corresponding period in the preceding year except in all instances for changes, increases or decreases which the Registration Statement and the Prospectus disclose have occurred or may occur; and (iv) in addition to the examination referred to in their opinions and the limited procedures referred to in clause (iii) above, they have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial information which are included in the Registration Statement and Prospectus and which are specified by you and have found such amounts, percentages and financial information to be in agreement with the relevant accounting, financial and other records of the Company and its subsidiaries identified in such letter.”

Solely with respect to the Senior Debt Securities being purchased pursuant to this Terms Agreement, the Underwriter represents and agrees that:

(i) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the Senior Debt Securities, will not offer or sell any Senior Debt Securities to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

(ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the Senior Debt Securities in, from or otherwise involving the United Kingdom;

(iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the FSMA) received by it in connection with the issue or sale of any Senior Debt Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(iv) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Senior Debt Securities with a denomination of less than EUR50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

     The following documents will be required at the Closing Time: Officers’ Certificate pursuant to Section 5(c) of the Underwriting Agreement; Legal Opinions pursuant to Sections 5(b)(1), 5(b)(2) and 5(b)(3) of the Underwriting Agreement; a Comfort Letter pursuant to Section 5(d) of the Underwriting Agreement; and other documents pursuant to Section 5(e) of the Underwriting Agreement.

     Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be part of this Agreement to the same extent as if such provisions had been set forth in full herein.

     This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in said State.

     If the foregoing is in accordance with your understanding of the agreement between us and the Company, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts and together with the Underwriting Agreement, shall be a binding agreement between the Underwriter named herein and the Company in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

GOLDMAN, SACHS & CO.

/s/ Goldman, Sachs & Co.

(Goldman, Sachs & Co.)

Confirmed and accepted as of
the date first above written:

NATIONAL CITY CORPORATION

By: /s/ Thomas A. Richlovsky
Name: Thomas A. Richlovsky
Title: Senior Vice President and Treasurer